QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 2, 2009

Registration No. 333-153632

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
Form S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Rosetta Stone Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	043837082
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1919 North Lynn Street
7th Floor
Arlington, Virginia 22209
Telephone: 800-788-0822
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Michael C. Wu
General Counsel
1919 North Lynn Street
7th Floor
Arlington, Virginia 22209
Telephone: 800-788-0822
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brian P. Fenske Fulbright & Jaworski, L.L.P. Fulbright Tower 1301 McKinney, Suite 5100 Houston, Texas 77010 Telephone: (713) 651-5557 Fax: (713) 651-5246	Brent B. Siler Cooley Godward Kronish LLP One Freedom Square 11951 Freedom Drive Reston, Virginia 20190-5656 Telephone: (703) 456-8000 Fax: (703) 456-8100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐, Accelerated filer ☐, Non-accelerated filer (do not check if a smaller reporting company) ☒, or Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $0.00005 per share	7,187,500	$17.00	$122,187,500	$6,819

(1)
Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Calculated pursuant to rule 457(a) under the Securities Act of 1933, as amended.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 6 to Form S-1 registration statement is being filed by Rosetta Stone Inc., a corporation organized under the laws of the State of Delaware, in order to recalculate the amount of the registration fee.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the expenses, other than the underwriting discounts and commissions, all of which are payable by the Registrant in connection with the sale and distribution of the shares of common stock being registered hereby, including the shares being offered for sale by the selling stockholders. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, FINRA filing fee and the initial NYSE listing fee.

Amount to be paid
SEC registration fee	$6,819
FINRA filing fee	12,719
Initial NYSE listing fee	157,500
Legal fees and expenses	700,000
Accounting fees and expenses	2,000,000
Printing expenses	250,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous expenses	346,982

Total	$3,484,020

Item 14.    Indemnification of Directors and Officers

        We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under some circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        As permitted by the Delaware General Corporation Law, the Registrant's second amended and restated certificate of incorporation, which will become effective upon the closing of this offering, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the Registrant or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends, stock purchases and redemptions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, the Registrant's second amended and restated bylaws, which will become effective upon the closing of this offering, provide that:

  •
  the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

  •
  the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law; and

  •
  the rights conferred in the second amended and restated bylaws are not exclusive.

        In addition, the Registrant has entered into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of the Registrant's officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

        The Registrant intends to obtain directors' and officers' insurance to cover its directors and officers for specific liabilities, including coverage for public securities matters.

        The indemnification provisions in the Registrant's second amended and restated certificate of incorporation and second amended and restated bylaws and the indemnity agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

        Reference is also made to section 10 of the underwriting agreement in Exhibit 1.1 hereto, which provides for the indemnification by the underwriters of the Registrant and its executive officers, directors and controlling persons against certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided for in writing by the underwriters for inclusion in this Registration Statement.

        See also the undertakings set out in response to Item 17 of this Registration Statement.

        Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit document	Number
Form of Underwriting Agreement	1.1
Second Amended and Restated Certificate of Incorporation to be effective upon the closing of the offering	3.2
Second Amended and Restated Bylaws to be effective upon the closing of the offering	3.4
Form of Indemnification Agreement entered into among Registrant and its directors and executive officers	10.7

Item 15.    Recent Sales of Unregistered Securities

        In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act:

        In January 2006, in connection with our formation, we issued the following shares of our capital stock:

  •
  Funds associated with ABS Partners IV, L.L.C. invested $29,062,000 and received 261,558 shares of Series A-1 Preferred Stock and 755,612 shares of our common stock.

  •
  Norwest Equity Partners VIII, LP invested $19,000,000 and received 171,000 shares of Series A-2 Preferred Stock and 494,000 shares of our common stock.

  •
  Tom Adams, our chief executive officer, invested $600,000 and received 2,700 shares of Series A-1 Preferred Stock, 2,700 shares of Series A-2 Preferred Stock, and 15,600 shares of our common stock.

        The share totals above give effect to the conversion of our Class A common stock and Class B common stock into our undesignated common stock and the twenty-to-one stock split of common stock in May 2006, and the 1.3-to-1 stock split of common stock in March 2009.

        After giving affect to the conversion of each share of our preferred stock into 26 shares of our common stock upon completion of this offering, the effective per share price of each of those shares was $3.85.

        In January 2006, in connection with the acquisition of Fairfield & Sons, Ltd., we issued to its stockholders 12,328 shares of our Class A Common Stock, which has been converted into 320,528 shares of our common stock and 111,031 shares of our Class B Preferred Stock.

        The sales and issuances of securities above were determined to be exempt from registration under Section 4(2) of the Securities Act or Regulation D thereunder as transactions by an issuer not involving a public offering. The purchasers in such transactions were all accredited investors and represented their intention to acquire the securities for investment only and not with a view to or for resale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising, and there were no underwriters used in connection with the sale of these securities. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

        From time to time we have granted common stock, restricted common stock, stock options and shares of common stock upon the exercise of stock options to employees, directors and consultants in compliance with Rule 701. These grants are as follows:

  •
  From May 22, 2006 to February 2, 2007, we issued options to purchase 1,725,373 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $3.85 per share.

  •
  From March 21, 2007 to April 20, 2007, we issued options to purchase 252,889 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $6.08 per share.

  •
  From June 5, 2007 to August 3, 2007, we issued options to purchase 78,624 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $7.31 per share.

  •
  On August 22, 2007, we issued options to purchase 27,911 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $10.60 per share.

  •
  On November 28, 2007, we issued options to purchase 34,229 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $11.19 per share.

  •
  On December 17, 2007, we issued options to purchase 22,178 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $10.60 per share.

  •
  On February 8, 2008, we issued options to purchase 57,447 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $11.19 per share.

  •
  On April 29, 2008, we issued options to purchase 99,346 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $11.64 per share.

  •
  On May 28, 2008, we issued options to purchase 110,916 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $10.36 per share.

  •
  On August 19, 2008, we issued options to purchase 36,075 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $14.22 per share.

  •
  On November 19, 2008, we issued options to purchase 99,021 shares of common stock to our employees, consultants and other service providers under our 2006 stock option plan with an exercise price of $17.49 per share.

  •
  Prior to the completion of this offering we plan to issue options to purchase 342,214 shares of our common stock to our employees under our 2009 omnibus incentive plan with an exercise price equal to the initial public offering price per share in this offering.

  •
  Prior to the completion of this offering we plan to issue 154,672 shares of restricted common stock to our employees and directors under our 2009 omnibus incentive plan.

        Since our inception in December 2005 through December 31, 2008, options have been exercised to acquire 323,922 shares of common stock at a weighted average exercise price of $3.88 per share.

        The sales and issuances of securities listed above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

        Prior to the completion of this offering we plan to issue 591,491 shares of our common stock to 10 of our key employees under the exemption from registration under Section 4(2) of the Securities Act. These securities are deemed restricted securities for the purposes of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

(A)  Exhibits

Index to exhibits
1.1	**	Form of Underwriting Agreement
2.1	**

Stock Purchase Agreement dated as of January 4, 2006, by and among Fairfield & Sons, Ltd., Rosetta Stone Inc., Rosetta Stone Holdings Inc., the Shareholders of Fairfield & Sons, Ltd., Tom Adams, and Eugene Stoltzfus

3.1	**	Amended and Restated Certificate of Incorporation, as currently in effect
3.2	**	Second Amended and Restated Certificate of Incorporation, to be effective upon the closing of the offering
3.3	**	Amended and Restated Bylaws of Registrant dated as of January 4, 2006, as currently in effect
3.4	**	Second Amended and Restated Bylaws, to be effective upon the closing of the offering
4.1	**	Specimen certificate evidencing shares of common stock
4.2	**

Subscription Agreement dated as of January 4, 2006, by and among Rosetta Stone Inc., ABS Capital Partners IV, L.P., ABS Capital Partners IV A, L.P., ABS Capital Partners Offshore, L.P., ABS Capital Partners Special Offshore, L.P., Norwest Equity Partners VIII, L.P., Madison Capital Funding LLC, and Tom Adams

4.3	**	Registration Rights Agreement dated as of January 4, 2006 among Rosetta Stone Inc. and the Investor Shareholders and other Shareholders listed on Exhibit A Thereto
5.1	**	Opinion of Fulbright & Jaworski, L.L.P.
10.1+	**	2006 Incentive Option Plan
10.2+	**	2009 Omnibus Incentive Plan
10.3+	**	Director Form of Option Award Agreement under the 2006 Plan
10.4+	**	Executive Form of Option Award Agreement under the 2006 Plan
10.5+	**	Standard Form of Option Award Agreement under the 2006 Plan
10.6+	**	Form of Option Award Agreement under the 2009 Plan
10.7	**	Form of Indemnification Agreement entered into with each director and executive officer
10.8+	**	Executive Employment Agreement between Rosetta Stone Ltd. and Tom Adams dated February 20, 2009
10.9		[Intentionally deleted]
10.10	**	Lease Agreement dated as of February 26, 2006, by and between Premier Flex Condos, LLC and Fairfield Language Technologies, Inc., as amended
10.11	**	Sublease Agreement dated as of October 6, 2008, by and between The Corporate Executive Board Company and Rosetta Stone Ltd.
10.12	**	Software License Agreement by and between The Regents of the University of Colorado and Fairfield & Sons, Ltd. dated as of December 22, 2006***
10.13+	**	Form of Restricted Stock Award under the 2009 Plan
10.14	**	Credit Agreement dated as of January 16, 2009 between Rosetta Stone Ltd. and Wells Fargo Bank N.A.
10.15+	**	Executive Employment Agreement between Rosetta Stone Ltd. and Brian Helman dated February 20, 2009
10.16+	**	Executive Employment Agreement between Rosetta Stone Ltd. and Eric Eichmann dated February 20, 2009
10.17+	**	Executive Employment Agreement between Rosetta Stone Ltd. and Gregory Long dated February 20, 2009
10.18+	**	Executive Employment Agreement between Rosetta Stone Ltd. and Michael Wu dated February 20, 2009
21.1	**	Subsidiaries of the Registrant
23.1	**	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	**	Consent of Fulbright & Jaworski, L.L.P. (included in Exhibit 5.1)
24.1	**	Power of Attorney (included on signature page of the Registration Statement on Form S-1 filed on September 23, 2008)

Index to exhibits
99.1	**	Consent of The Nielsen Company dated September 18, 2008
99.2	**	Consent of Global Market Insite Inc. dated September 17, 2008
99.3	**	Consent of Euromonitor International Inc. dated September 22, 2008
99.4	**	Consent of Global Industry Analysts, Inc. dated September 17, 2008
99.5	**	Consent of Roumen Vesselinov Ph.D. dated February 20, 2009

**
Previously filed.

***
Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

+
Indicates management contract or compensatory plan.

(B)  Financial Statement Schedule

        All schedules have been omitted because the information required to be presented in them are not applicable or is shown in the financial statements or related notes.

Item 17.    Undertakings

        The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the DGCL, our Certificate of Incorporation or our Bylaws, the underwriting agreement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        We hereby undertake that:

  •
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  •
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arlington, Commonwealth of Virginia, on April 2, 2009.

Rosetta Stone Inc.
By:	/s/ MICHAEL C. WU Michael C. Wu General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Tom P. H. Adams	Chief Executive Officer (Principal Executive Officer) and Director	April 2, 2009
* Brian D. Helman	Chief Financial Officer (Principal Financial and Accounting Officer)	April 2, 2009
* Laura L. Witt	Director	April 2, 2009
* Phillip A. Clough	Director	April 2, 2009
* John T. Coleman	Director	April 2, 2009
* Laurence Franklin	Director	April 2, 2009
* Patrick W. Gross	Director	April 2, 2009
* John E. Lindahl	Director	April 2, 2009

*By:	/s/ MICHAEL C. WU Michael C. Wu Attorney- in- Fact

 Index to Exhibits

1.1	**	Form of Underwriting Agreement
2.1	**

Stock Purchase Agreement dated as of January 4, 2006, by and among Fairfield & Sons, Ltd., Rosetta Stone Inc., Rosetta Stone Holdings Inc., the Shareholders of Fairfield & Sons, Ltd., Tom Adams, and Eugene Stoltzfus

3.1	**	Amended and Restated Certificate of Incorporation, as currently in effect
3.2	**	Second Amended and Restated Certificate of Incorporation, to be effective upon the closing of the offering
3.3	**	Amended and Restated Bylaws of Registrant dated as of January 4, 2006, as currently in effect
3.4	**	Second Amended and Restated Bylaws, to be effective upon the closing of the offering
4.1	**	Specimen certificate evidencing shares of common stock
4.2	**

Subscription Agreement dated as of January 4, 2006, by and among Rosetta Stone Inc., ABS Capital Partners IV, L.P., ABS Capital Partners IV A, L.P., ABS Capital Partners Offshore, L.P., ABS Capital Partners Special Offshore, L.P., Norwest Equity Partners VIII, L.P., Madison Capital Funding LLC, and Tom Adams

4.3	**	Registration Rights Agreement dated as of January 4, 2006 among Rosetta Stone Inc. and the Investor Shareholders and other Shareholders listed on Exhibit A Thereto
5.1	**	Opinion of Fulbright & Jaworski, L.L.P.
10.1+	**	2006 Incentive Option Plan
10.2+	**	2009 Omnibus Incentive Plan
10.3+	**	Director Form of Option Award Agreement under the 2006 Plan
10.4+	**	Executive Form of Option Award Agreement under the 2006 Plan
10.5+	**	Standard Form of Option Award Agreement under the 2006 Plan
10.6+	**	Form of Option Award Agreement under the 2009 Plan
10.7	**	Form of Indemnification Agreement entered into with each director and executive officer
10.8+	**	Executive Employment Agreement between Rosetta Stone Ltd. and Tom Adams dated February 20, 2009
10.9		[Intentionally deleted]
10.10	**	Lease Agreement dated as of February 26, 2006, by and between Premier Flex Condos, LLC and Fairfield Language Technologies, Inc., as amended
10.11	**	Sublease Agreement dated as of October 6, 2008, by and between The Corporate Executive Board Company and Rosetta Stone Ltd.
10.12	**	Software License Agreement by and between The Regents of the University of Colorado and Fairfield & Sons, Ltd. dated as of December 22, 2006***
10.13+	**	Form of Restricted Stock Award under the 2009 Plan
10.14	**	Credit Agreement dated as of January 16, 2009 between Rosetta Stone Ltd. and Wells Fargo Bank N.A.
10.15+	**	Executive Employment Agreement between Rosetta Stone Ltd. and Brian Helman dated February 20, 2009
10.16+	**	Executive Employment Agreement between Rosetta Stone Ltd. and Eric Eichmann dated February 20, 2009
10.17+	**	Executive Employment Agreement between Rosetta Stone Ltd. and Gregory Long dated February 20, 2009
10.18+	**	Executive Employment Agreement between Rosetta Stone Ltd. and Michael Wu dated February 20, 2009
21.1	**	Subsidiaries of the Registrant
23.1	**	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2	**	Consent of Fulbright & Jaworski, L.L.P. (included in Exhibit 5.1)
24.1	**	Power of Attorney (included on signature page of the Registration Statement on Form S-1 filed on September 23, 2008)
99.1	**	Consent of The Nielsen Company dated September 18, 2008
99.2	**	Consent of Global Market Insite Inc. dated September 17, 2008
99.3	**	Consent of Euromonitor International Inc. dated September 22, 2008
99.4	**	Consent of Global Industry Analysts, Inc. dated September 17, 2008
99.5	**	Consent of Roumen Vesselinov Ph.D. dated February 20, 2009

**
Previously filed.

***
Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

+
Indicates management contract or compensatory plan.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
Index to Exhibits